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                                                                     EXHIBIT 5.1


                                 July 3, 2000




Ribozyme Pharmaceuticals, Inc.
2950 Wilderness Place
Boulder, CO 80301

Ladies and Gentlemen:

          You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by Ribozyme Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission on or about July 3, 2000, with respect to the offer and sale of 2,887,188 shares of the Company's common stock, $0.01 par value, to be sold by certain selling stockholders as described in the Registration Statement.

          In connection with this opinion, we have reviewed the Registration Statement, the Company's Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion and have made such investigation of Delaware corporate law as we have deemed necessary under the circumstances. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Based on that review and investigation, and in reliance thereon, it is our opinion that the shares referred to above have been validly issued, and are fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                       Sincerely yours,

                                       ROTHGERBER JOHNSON & LYONS LLP


                                       /s/ Rothgerber Johnson & Lyons LLP

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